Exhibit 99.1
IAC/InterActiveCorp’s Michael Adler to Become New CFO
at Expedia, Inc.
Bellevue, WA – April 6, 2006 – Expedia, Inc. (NASDAQ: EXPE) today announced the appointment of Michael Adler as the company’s CFO effective May 15, 2006.
Mark Gunning is resigning his post as CFO of Expedia, Inc., effective on May 15, 2006, to continue his education in a non-travel-related field. “I had a great experience with a great team at Expedia and am committed to working with Mike to ensure a smooth transition,” Gunning said. “I am going to complete my masters in theological studies full time, and go on to teach. This is a life passion that I’ve been pursuing part time and I look forward to the next stage of my life work.”
“This past year has represented positive growth and change for Expedia, Inc. and Mark was a key player in this evolution,” said Dara Khosrowshahi, CEO of Expedia, Inc. “We thank him for all his contributions to the company and wish him luck with his new career focus. We are excited to have Mike on board and believe he will add immense value in the financial area.”
Adler comes to Expedia from IAC/InterActiveCorp where he most recently served as a Senior Vice President of Financial Planning and Analysis; he has served in other financial roles at IAC over the past five years. Previously, Adler was CFO and General Counsel for SchoolSports, Inc. and Vice President and General Counsel for Cheyenne Software. Prior to that, he practiced law with Feldman, Waldman & Kline in San Francisco. Adler received in Bachelor’s of Science degree in Economics, magna cum laude, from The Wharton School, University of Pennsylvania and his Juris Doctor (J.D.) from the University of Pennsylvania Law School.
About Expedia, Inc.:
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor™ and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia, and China, through its investment in eLong™. For more information, visit http://www.expediainc.com/. (NASDAQ: EXPE).
For more information, Expedia, Inc.:
Investor Relations, Stu Haas, 425.679.3555 or ir@expedia.com
Press, Wendy Grover, 425.679.7874
Expedia, Expedia.com, the airplane logo and Classic Vacations are either registered trademarks or trademarks of Expedia, Inc. in the United States and/or other countries. Hotels.com is a trademark of Hotels.com, L.P. in the United States and other countries. Hotwire is either a registered trademark or trademark of Hotwire, Inc. in the United States and/or other countries. TripAdvisor is a trademark of TripAdvisor, Inc. in the United States and other countries. Other product and company names mentioned herein may be trademarks of their respective owners.
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